Exhibit 6

ALLONGE TO BRIDGE LOAN PROMISSORY NOTE

Borrower:	AirNet Communications Corporation, a Delaware corporation

Lender:	TECORE, INC., a Texas corporation

Date of Note:	January 24, 2003

Principal Amount:	$3,000,000

Background

WHEREAS, Borrower, Lender and SCP Private Equity Partners II, L.P., a Delaware limited partnership, are parties to that certain Securities Purchase Agreement, dated June 5, 2003 (“Purchase Agreement”), pursuant to which Lender agreed to a deferral of the payment of interest due to it under the terms of the Bridge Loan Promissory Note (the “Note”) as set forth hereinafter; and

WHEREAS, it is a condition of Closing (as defined in the Purchase Agreement) that Borrower and Lender execute an allonge to the Note evidencing such deferral of interest;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

1. Deferral of Interest. All interest that has accrued between January 24, 2003 and the date hereof under the terms of the Note (the “Accrued Interest”) shall be deferred and shall be payable on August 13, 2007.

2. Interest. The Accrued Interest shall compound at the rate of twelve percent (12%) per annum.

3. Continuing Effect. Except as expressly set forth herein, all of the terms of the Note shall remain in full force and effect. This Allonge to Bridge Loan Promissory Note is given as a modification of the Borrower’s obligations under the Note and is not intended to be a novation of such obligations.

4. Attachment to Note. This Allonge to Bridge Loan Promissory Note shall be and remain attached to a copy of the Note as evidence of Borrower’s obligations thereunder and shall be an integral part thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has duly executed this Allonge to Bridge Loan Promissory Note as of August 13, 2003.

AIRNET COMMUNICATIONS CORPORATION

By:	/s/ Glenn Ehley
Name:	Glenn Ehley
Title:	Pres. & CEO

ACKNOWLEDGED AND ACCEPTED:

TECORE, INC.

By:	/s/ Jay Salkini
Name:	Jay Salkini
Title:	President